Exhibit 99

ORBCOMM ANNOUNCES SECOND QUARTER 2019 RESULTS

– Year-Over-Year Improvement in Net Loss of 11%; Adjusted EBITDA Growth of Nearly 9% –

– Q2 2019 Cash Flow from Operations up $13 Million Versus Prior Year –

– Product Gross Margin Significantly Increases Over Prior Year –

Rochelle Park, NJ, July 31, 2019 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the second quarter ended June 30, 2019.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Recurring Service Revenues	$38,506	$37,094	$76,035	$73,818
Other Service Revenues	1,232	1,381	2,710	2,649
Total Service Revenues	39,738	38,475	78,745	76,467
Product Sales	27,365	32,313	54,393	62,294
Total Revenues	67,103	70,788	133,138	138,761
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(6,419)	(7,233)	(11,909)	(17,319)
Basic EPS	(0.08)	(0.09)	(0.15)	(0.23)
EBITDA (1,3)	11,997	10,693	24,744	18,498
Adjusted EBITDA (2,3)	$14,165	$13,035	$29,303	$23,176

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, and acquisition-related and integration costs.

(3) EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

“We made positive strides this quarter in several areas of the business which led to Adjusted EBITDA growth of nearly 9% and a $13 million improvement in cash flow from operations over the prior year,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Customer demand for our products and services continues to build, driven by our new feature-rich, cost-optimized products as well as our ability to deliver a multiple-asset class solution. We successfully closed some large opportunities in both our in-cab and container programs and expect to grow both product and service revenues in the back half of this year. We are pleased with the direction in which we are heading and expect to close the year strong.”

1

Financial Results

Revenues

Total Revenues for the second quarter of 2019 were $67.1 million compared to $70.8 million in the prior year period. Last year included a large $2.9 million hardware shipment to a transportation customer that did not repeat this year. As of June 30, 2019, total billable subscriber communicators grew to approximately 2.51 million, an increase of 13.2% compared to the prior year.

Service Revenues were $39.7 million in the second quarter of 2019, up $1.3 million or 3.3% compared to the same period last year. Recurring Service Revenues increased 3.8% to $38.5 million in the second quarter compared to $37.1 million in the prior year quarter as the Company grew its subscriber base.

Product Sales were $27.4 million in the second quarter of 2019 compared to $32.3 million in the second quarter of 2018, which included $2.9 million of revenue from a large hardware shipment to a transportation customer that did not repeat this year.

Gross Margin (4,5,6)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 55.3% in the second quarter of 2019 compared to 56.6% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 66% in the second quarter of 2019 compared to 67.8% in the prior year period. The year-over-year declines were predominantly due to a positive one-time adjustment recorded in the second quarter of 2018.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 25.8% in the second quarter of 2019 compared to 20% in the prior year period. Non-GAAP Product Gross Margin was 28.4% in the second quarter of 2019 compared to 22.1% in the same period last year. The year-over-year improvements were primarily due to a better mix of higher-margin products shipped in greater volumes this quarter compared to the same quarter in 2018.

Operating Expenses

Operating Expenses for the second quarter of 2019 were $34.2 million compared to $34.4 million for the same period in 2018. The decrease in Operating Expenses was primarily due to lower selling, general and administrative expenses.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the second quarter of 2019 was $6.4 million, or $0.08 per share, compared to a Net Loss of $7.2 million, or $0.09 per share in the second quarter of 2018.

EBITDA and Adjusted EBITDA (3)

EBITDA for the second quarter of 2019 was $12.0 million compared to $10.7 million in the prior year period.

Adjusted EBITDA for the second quarter of 2019 was $14.2 million, a year-over-year increase of $1.1 million compared to $13.0 million in the prior year period. The Company’s Adjusted EBITDA Margin in the second quarter was 21.1%, an improvement of 270 basis points over the prior year. The Adjusted EBITDA performance was primarily driven by higher service and product gross profits and a reduction in operating expenses.

Balance Sheet & Cash Flow

As of June 30, 2019, Cash and Cash Equivalents totaled $54.8 million. Cash Flow from Operations totaled $1.9 million for the second quarter of 2019, an increase of $13.2 million over the prior year period primarily driven by improvements in working capital and operating results. Capital Expenditures were $6 million in the second quarter of 2019.

2019 Outlook (7)

For the second half of 2019, the Company expects Total Revenues to be between $145 million and $155 million as several large hardware deployments begin to ramp up. The Company anticipates Adjusted EBITDA Margin to be between 23% and 23.5% for the second half of 2019.

(4) Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense.

(5) Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense.

(6) Non-GAAP Service gross margin and Non-GAAP Product gross margin are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting Non-GAAP Service gross margin and Non-GAAP Product gross margin, reconciled to GAAP Service gross margin and GAAP Product gross margin respectively, is among other financial tables at the end of this release

(7) The Company’s outlook for 2019 includes non-GAAP measures, such as Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, U.S. participants should dial 1-877-270-2148 at least ten minutes prior to the start of the call. International participants should dial 1-412-902-6510. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please Click Here or visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 1-412-317-0088 for International callers using access code 10133362. The audio replay will be available from approximately 11:30 AM ET on July 31, 2019 through August 14, 2019.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends, and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, Automatic Identification Service (“AIS”) data and industrial Internet of Things (“IoT”) industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc. (“JB Hunt”), Caterpillar Inc., Komatsu Ltd., Carrier Transicold and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries where we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as a man-made or natural disaster, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecrafts;  the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks and data processing systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”), and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Service revenues	$39,738	$38,475	$78,745	$76,467
Product sales	27,365	32,313	54,393	62,294
Total revenues	67,103	70,788	133,138	138,761
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	13,508	12,392	26,555	27,940
Cost of product sales	19,607	25,173	38,635	48,684
Operating expenses:
Selling, general and administrative	17,452	19,029	34,631	36,529
Product development	3,732	3,042	7,699	5,855
Depreciation and amortization	12,526	11,842	25,204	24,065
Acquisition-related and integration costs	474	494	689	1,100
Loss from operations	(196)	(1,184)	(275)	(5,412)
Other income (expense):
Interest income	572	453	964	928
Other income (expense)	(300)	155	(58)	(12)
Interest expense	(5,322)	(5,301)	(10,563)	(10,501)
Total other expense	(5,050)	(4,693)	(9,657)	(9,585)
Loss before income taxes	(5,246)	(5,877)	(9,932)	(14,997)
Income taxes	1,140	1,225	1,850	2,168
Net loss	(6,386)	(7,102)	(11,782)	(17,165)
Less: Net income attributable to noncontrolling interests	33	120	127	143
Net loss attributable to ORBCOMM Inc.	$(6,419)	$(7,222)	$(11,909)	$(17,308)
Net loss attributable to ORBCOMM Inc. common stockholders	$(6,419)	$(7,233)	$(11,909)	$(17,319)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.08)	$(0.09)	$(0.15)	$(0.23)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.08)	$(0.09)	$(0.15)	$(0.23)
Weighted average common shares outstanding:
Basic	79,688	78,079	79,538	76,404
Diluted	79,688	78,079	79,538	76,404

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and share data)

	June 30,
	2019	December 31,
	(Unaudited)	2018
ASSETS
Current assets:
Cash and cash equivalents	$54,795	$53,766
Accounts receivable, net of allowance for doubtful accounts of $4,055 and $4,072, respectively	59,732	57,665
Inventories	33,621	34,300
Prepaid expenses and other current assets	16,308	15,553
Total current assets	164,456	161,284
Satellite network and other equipment, net	153,076	160,070
Goodwill	166,129	166,129
Intangible assets, net	79,779	86,264
Other assets	24,656	12,603
Deferred income taxes	127	109
Total assets	$588,223	$586,459
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$16,276	$15,527
Accrued liabilities	34,074	35,735
Current portion of deferred revenue	3,708	5,954
Total current liabilities	54,058	57,216
Note payable - related party	1,298	1,298
Notes payable, net of unamortized deferred issuance costs	246,295	245,907
Deferred revenue, net of current portion	7,432	5,471
Deferred tax liabilities	15,663	16,109
Other liabilities	12,374	2,600
Total liabilities	337,120	328,601
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 39,442 shares issued and outstanding at June 30, 2019 and December 31, 2018	394	394
Common stock, par value $0.001; 250,000,000 shares authorized; 79,753,545 and 79,008,243 shares issued at June 30, 2019 and December 31, 2018, respectively	80	79
Additional paid-in capital	454,587	449,343
Accumulated other comprehensive loss	(582)	(381)
Accumulated deficit	(204,416)	(192,507)
Less treasury stock, at cost; 29,990 shares at June 30, 2019 and December 31, 2018	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	249,967	256,832
Noncontrolling interests	1,136	1,026
Total equity	251,103	257,858
Total liabilities and equity	$588,223	$586,459

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(11,782)	$(17,165)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	477	1,823
Change in the fair value of acquisition-related contingent consideration	(2,063)	(1,322)
Amortization and write-off of deferred financing fees	388	388
Depreciation and amortization	25,204	24,065
Stock-based compensation	3,743	3,435
Foreign exchange loss (gain)	21	(116)
Deferred income taxes	(446)	(1,056)
Other	968	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,592)	(8,377)
Inventories	672	(2,255)
Prepaid expenses and other assets	(2,587)	1,861
Accounts payable and accrued liabilities	(2,418)	(13,382)
Deferred revenue	(287)	128
Other liabilities	1,637	(541)
Net cash provided by (used in) operating activities	10,935	(12,514)
Cash flows from investing activities:
Capital expenditures	(10,550)	(11,773)
Net cash used in investing activities	(10,550)	(11,773)
Cash flows from financing activities:
Proceeds from public offering of common stock, net of underwriters’ discounts and commissions and offering costs of $1,705	—	27,967
Payments under revolving credit facility	—	(14,000)
Proceeds under revolving credit facility	—	14,000
Proceeds from issuance of common stock under employee stock purchase plan	604	668
Net cash provided by financing activities	604	28,635
Effect of exchange rate changes on cash and cash equivalents	40	(151)
Net increase in cash and cash equivalents	1,029	4,197
Beginning of period	53,766	34,830
End of period	$54,795	$39,027
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$10,000	$10,036
Income taxes	$1,763	$—

Non-GAAP Financial Measures

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2019	2018	2019	2018
Adjustments to EBITDA
Net loss attributable to ORBCOMM Inc.	$(6,419)	$(7,222)	$(11,909)	$(17,308)
Income tax expense	1,140	1,225	1,850	2,168
Interest income	(572)	(453)	(964)	(928)
Interest expense	5,322	5,301	10,563	10,501
Depreciation and amortization	12,526	11,842	25,204	24,065
EBITDA	$11,997	$10,693	$24,744	$18,498
Adjustments to Adjusted EBITDA
Stock-based compensation	1,661	1,728	3,743	3,435
Noncontrolling interests	33	120	127	143
Acquisition-related and integration costs	474	494	689	1,100
Adjusted EBITDA	$14,165	$13,035	$29,303	$23,176

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(In thousands, except margin data)
Service revenues	$39,738	$38,475	$78,745	$76,467
Minus - Cost of services, including depreciation and amortization expense	17,758	16,682	35,054	36,517
GAAP Service gross profit	$21,980	$21,793	$43,691	$39,950
Plus - Depreciation and amortization expense	4,250	4,290	8,499	8,577
Non-GAAP Service gross profit	$26,230	$26,083	$52,190	$48,527
GAAP Service gross margin	55.3%	56.6%	55.5%	52.2%
Non-GAAP Service gross margin	66.0%	67.8%	66.3%	63.5%

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(In thousands, except margin data)
Product sales	$27,365	$32,313	$54,393	$62,294
Minus - Cost of product sales, including depreciation and amortization expense	20,312	25,866	40,033	50,473
GAAP Product gross profit	$7,053	$6,447	$14,360	$11,821
Plus - Depreciation and amortization expense	705	693	1,398	1,789
Non-GAAP Product gross profit	$7,758	$7,140	$15,758	$13,610
GAAP Product gross margin	25.8%	20.0%	26.4%	19.0%
Non-GAAP Product gross margin	28.4%	22.1%	29.0%	21.8%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook for 2019 includes non-GAAP measures, such as Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these forward-looking non-GAAP financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.